SCHEDULE 14A
                               (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by rule 14a-6(e)(2)).
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            KATY INDUSTRIES, INC.
              (Name of Registrant as Specified in Its Charter)

                                     N/A
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, schedule or registration statement no.:

(3)  Filing party:

(4)  Date filed:




                            KATY INDUSTRIES, INC.
         6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111
                               (303) 290-9300
                  _________________________________________

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 To Be Held

                               On May 19, 1999



To the Stockholders:

    The Annual Meeting of Stockholders of Katy Industries, Inc. will be held at The Metropolitan Club, 7800 E. Orchard Road, Greenwood Village, Colorado at 10:00 a.m. local time to consider and act upon the following matters:

    1. The election of twelve members of the Board of Directors to serve for a term of one year.

    2. The ratification of the selection by the Board of Directors of the firm of Arthur Andersen LLP as independent auditors of Katy Industries, Inc. for the current year.

    3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed April 2, 1999 as the record date for determining stockholders entitled to be notified of and to vote at the meeting.

    Whether or not you expect to attend the meeting, you are urged to read the proxy statement, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

                                            By Order of the Board of Directors


                                            /S/ Arthur R. Miller
                                            ----------------------------
                                            Arthur R. Miller
                                            Secretary

April 12, 1999



                                  THIS PAGE
                                INTENTIONALLY
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                            KATY INDUSTRIES, INC.
         6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111
                               (303) 290-9300
                  _________________________________________

                         PROXY STATEMENT RELATING TO
                       ANNUAL MEETING OF STOCKHOLDERS

                                 To Be Held
                               On May 19, 1999
                  _________________________________________

                                INTRODUCTION

    This proxy statement is furnished in connection with the solicitation of proxies in the accompanying form by the Board of Directors of Katy Industries, Inc. ("Katy" or the "Company"), for the Annual Meeting of Stockholders to be held on May 19, 1999 (the "Annual Meeting"). This proxy statement and accompanying proxy card are being mailed to stockholders commencing on or about April 12, 1999. The Annual Report to Stockholders for the year ended December 31, 1998 (the "Annual Report"), which includes audited financial statements of Katy and its consolidated subsidiaries, accompanies this proxy statement.

                       PURPOSES OF THE ANNUAL MEETING

ELECTION OF DIRECTORS

    Stockholders entitled to vote will be asked to consider and vote on the election of twelve members of the Board of Directors to serve for a one-year term. See "Solicitation and Voting Information" and "Election of Directors."

RATIFICATION OF INDEPENDENT AUDITORS

    Stockholders also will be asked to consider and ratify the selection of the firm of Arthur Andersen LLP as the Company's independent auditors for the current year. See "Ratification of Independent Auditors."

OTHER BUSINESS

    Stockholders may also be asked to consider and act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of this proxy statement, the Board of Directors is not aware of any other matters that will be presented for action at the Annual Meeting other than those matters described above.

                     SOLICITATION AND VOTING INFORMATION

RECORD DATE; OUTSTANDING SHARES

    Stockholders of record at the close of business on April 2, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 8,363,008 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock").

QUORUM AND VOTING

    The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the Annual Meeting. Abstentions and "broker non-votes" will be treated as present in determining whether the quorum requirement is satisfied. A "broker non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power.

    Each share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld. Directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or withholding authority) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

    The other matters identified above that are to be voted upon by stockholders at the Annual Meeting require for approval the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting, provided a quorum is present. With respect to such other matters, a stockholder may (i) vote "For" the matter, (ii) vote "Against" the matter or (iii) "Abstain" from voting on the matter. A vote to abstain from voting on such matter has the same effect as a vote against such matter. Broker non-votes will be treated as shares which are not present and entitled to vote with respect to such matters, although they will be counted for purposes of determining a quorum as described above. Accordingly, broker non-votes will not be counted in determining the required number of votes cast with respect to a particular proposal and will have no effect on the outcome of the voting on such proposal.

PROXIES

    All shares represented by effective proxies will be voted as specified therein, or if no direction is indicated, they will be voted "For" the election of directors nominated by the Board of Directors. A stockholder executing and returning a proxy has the power to revoke it by notice to the Secretary of the Company prior to the Annual Meeting, by executing and returning a proxy bearing a later date or by attending the Annual Meeting and voting in person.

    Expenses of soliciting proxies will be borne by the Company. Solicitation will be by mail except for any incidental solicitation by telephone, telegram and personal calls by directors, officers and regular employees of the Company. The Company will also reimburse brokers and certain other persons for their charges and expenses in forwarding proxy materials to beneficial owners.

                            ELECTION OF DIRECTORS

    Twelve directors are to be elected at the Annual Meeting, each to serve for a one year term ending at the time of the 2000 Annual Meeting or until their successors shall be duly elected and qualified. The persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of the following twelve nominees: William F. Andrews, Amelia M. Carroll, Daniel B. Carroll, Wallace E. Carroll, Jr., Arthur R. Miller, Lester
I. Miller, William H. Murphy, John R. Prann, Jr., Lutz R. Raettig, Charles W. Sahlman, Jacob Saliba and Glenn W. Turcotte. All of the nominees are currently directors of the Company. Lester I. Miller was appointed to the Board of Directors on January 8, 1999. For information concerning these nominees for director, see "Information Concerning Directors and Executive Officers", "Security Ownership of Management" and "Security Ownership of Certain Beneficial Owners". All of the nominees have indicated their willingness to serve as directors.

    IT IS THE INTENTION OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY TO VOTE "FOR" THE ELECTION OF THE TWELVE NOMINEES FOR DIRECTOR INDICATED ABOVE. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A PERSON OR PERSONS TO BE SELECTED BY THE BOARD OF DIRECTORS. PROXIES CANNOT BE VOTED FOR A NUMBER OF NOMINEES GREATER THAN THE TWELVE PERSONS NOMINATED BY THE BOARD OF DIRECTORS.

              MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors met ten times during 1998. Each director, then in office, other than Lutz R. Raettig, attended at least 75% of those meetings and of the meetings of the committees of the Board of which he is a member. The Company's By-laws provide for an Executive Committee to which the Board of Directors has assigned all powers delegable by law. The Executive Committee met once during 1998, but met informally through numerous telephone conferences at intervals between meetings of the full Board of Directors, and acted by unanimous consent without formal meetings. The Executive Committee presently consists of Wallace E. Carroll, Jr., Chairman, Arthur R. Miller, William H. Murphy, John R. Prann, Jr., Charles W. Sahlman and Jacob Saliba.
 The Board of Directors also has an Audit Committee and a Compensation Committee. The Audit Committee presently consists of William H. Murphy, Chairman, William F. Andrews and Daniel B. Carroll. This Committee met five times during 1998, met informally throughout the year, and held numerous telephone conferences during 1998. The Audit Committee reviews the results of the annual audit with the Company's independent auditors, reviews the scope and adequacy of the Company's internal auditing procedures and its system of internal controls, reviews the Company's financial statements, and reports its findings and recommendations to the Board of Directors. The Compensation Committee presently consists of Charles W. Sahlman, Chairman, Jacob Saliba and Daniel B. Carroll. This Committee, which reviews current and deferred compensation of all officers of the Company and for certain officers and key employees of its subsidiaries, held two meetings, met informally throughout the year, and held numerous telephone conferences during 1998. The entire Board of Directors considers and selects nominees for director and does not maintain a separate nominating committee. On January 17, 1996, Katy's Board of Directors adopted an advance notice bylaw provision requiring stockholder nominations of directors to be received by the Company not less than 50 days nor more than 90 days prior to the annual meeting. The Company received no such stockholder nominations for the 1999 Annual Meeting.

           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information as of April 2, 1999 with respect to those persons who are presently executive officers, directors or nominees for director of Katy. Each officer holds office until the next Annual Meeting of Stockholders:

                           Principal Occupation                      Period of
                               and Business                          Service
                             Experience During          Other        as Katy
Name                   Age  the Past Five Years     Directorships    Director

William F. Andrews     67   1998 to present:          Johnson Controls 1991 to
                             Chairman of Northwestern Navistar         present
                             Steel & Wire Co. a       Northwestern
                             manufacturer of           Steel & Wire Co.
                             steel rods and           Black Box Corp.
                             beams                    Dayton Superior
                            1995 to present:           Corporation
                             Chairman of Scovill      Prison Realty
                             Fasteners, a              Trust
                             manufacturer of
                             apparel and
                             industrial fasteners
                            1993 to 1995:
                             Chairman and CEO of
                             Amdura Corp. and
                             Utica Corp.,
                             manufacturers of
                             metal shears, waste
                             balers, compactors,
                             and lifting equipment

Amelia M. Carroll      56   1991 to present:                           1996 to
                             Investor                                  present

Daniel B. Carroll      63   1998 to present:                           1994 to
                             Partner of                                present
                             Newgrange LLC
                            1994 to present:
                             Partner of
                             Newgrange LP
                            1985 to present:
                             Partner of ATP
                             Manufacturing, LLC,
                             a manufacturer
                             of molded poly-
                             urethane components

Wallace E. Carroll, Jr. 61  1992 to present:                           1991 to
                             Chairman of CRL,                          present
                             Inc., a diversified
                             holding company
                            1987 to present:
                             Investor

Arthur R. Miller        48  1998 to Present:          Schoen & Cie, AG 1988 to
                             Executive Vice                            present
                             President,
                             Corporate Development
                             and General Counsel of
                             Katy
                            1988 to 1998:
                             Partner with Holleb
                             & Coff, attorneys
                             at law

Lester I. Miller       66   1999 to present:                           1999 to
                             Retired                                   present
                            1964 to 1999:
                             Chairman of the
                             Board of Contico
                             International, Inc.

William H. Murphy      67   1992 to present:                           1979 to
                             Retired                                   present

John R. Prann, Jr.     48   1998 to present:                           1994 to
                             President, Chief                          present
                             Executive Officer
                             of Katy
                            1993 to 1998:
                             President, Chief
                             Executive Officer
                             and Chief Operating
                             Officer of Katy
                            1992 to 1994:
                             President of CRL,
                             Inc., a diversified
                             holding company

Lutz R. Raettig        56   1995 to present:          Schoen & Cie, AG 1991 to
                             Chairman, Management                      present
                             Board, Morgan Stanley
                             Bank AG, Frankfurt,
                             Germany
                            1988 to 1995:
                             Various executive
                             positions with
                             Commerzbank, AG,
                             Frankfurt, Germany

Charles W. Sahlman     72   1987 to present:                           1972 to
                              President, Bee Gee                       present
                              Holding Company, Inc.,
                              a holding company for
                              subsidiaries engaged
                              in the harvesting of
                              seafood

Jacob Saliba           85    1997 to present:         Schoen & Cie, AG 1968 to
                              Chairman of the         RCM Dresdner     present
                              Board of Katy           Global Funds
                             1993 to present:
                              Retired
                             1988 to 1993:
                              Chairman of the
                              Board and Chief
                              Executive Officer of
                              Katy

Glenn W. Turcotte      58    1998 to present:                          1995 to
                              Executive Vice present
                              President and Chief
                              Operating Officer
                              of Katy
                             1993 to 1998:
                              Executive Vice
                              President of Katy;
                              President of Glit
                              Division of Hallmark
                              Holdings, Inc., a
                              subsidiary of Katy

OTHER EXECUTIVE OFFICERS:

Robert M. Baratta      69    1995 to present:
                              Executive Vice
                              President of Katy
                             1993 to 1995:
                              Vice President of Katy
                             1990 to present:
                              President of Katy
                              Seghers, Inc., a
                              subsidiary of Katy

Roger G. Engle         52    1998 to present:
                              Group Vice President,
                              Electrical/Electronics
                              of Katy
                             1996 to 1998:
                              President of Woods
                              Industries, Inc.,
                              Waldom Electronics,
                              Inc. and GC Thorsen,
                              subsidiaries of Katy
                             1990 to 1996:
                              President of Waldom
                              Electronics, Inc. a
                              subsidiary of Katy

Larry D. Hudson        51    1998 to present:
                              Vice President,
                              Operations of Katy
                             1997 to 1998:
                              President of Hamilton
                              Precision Metals, a
                              subsidiary of Katy
                             1993 to 1997:
                              President of Beehive, Inc.,
                              a subsidiary of Katy

Peter S. More          61    1996 to present:
                              Group Vice President,
                              Finance of Katy
                             1989 to 1996:
                              Vice President of Glit
                              Division of Hallmark
                              Holdings, Inc., a
                              subsidiary of Katy

Stephen P. Nicholson   46    1996 to present:
                              Vice President, Finance
                              and Chief Financial
                              Officer of Katy
                             1996:
                              Treasurer and Chief
                              Financial Officer of
                              Katy
                             1994 to 1995:
                              Vice President and
                              Chief Financial
                              Officer of Gerrity Oil
                              and Gas Corp.
                             1993 to 1994:
                              Vice President and
                              Treasurer Total
                              Petroleum (N.A.) Ltd.

                      SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of April 2, 1999, the number of shares of Common Stock of Katy beneficially owned by all directors individually, each of the named executive officers listed in the "Summary of Cash and Certain Other Compensation" table under the heading Executive Compensation and by all directors and executive officers as a group. Unless otherwise indicated, the nature of beneficial ownership is that of sole voting power and sole investment power.

                                        Amount and Nature              Percent
                                          of Beneficial                  of
                                            Ownership       Notes       Class

William F. Andrews                          12,000(1)                       *

Amelia M. Carroll                        3,100,695(1)(2)(3)             37.1%

Daniel B. Carroll                           12,000(1)                       *

Wallace E. Carroll, Jr.                  3,074,695(1)(2)(3)             36.8%

Arthur R. Miller                         3,237,913(2)(4)                38.7%

Lester I. Miller                                 0(5)                       *

William H. Murphy                           13,617(1)                       *

John R. Prann, Jr.                         116,003(6)                    1.4%

Lutz R. Raettig                             12,017(1)                       *

Charles W. Sahlman                          13,521(1)                       *

Jacob Saliba                                16,429(1)                       *

Glenn W. Turcotte                           46,630(6)                       *

Robert M. Baratta                           35,252(6)                       *

Roger G. Engle                              12,028(6)                       *

Larry D. Hudson                              7,824(6)                       *

Peter S. More                               21,880(6)                       *

Stephen P. Nicholson                        18,992(6)                       *

All directors and
executive officers of
Katy as a group (17
persons)                                 3,892,718(1)(2)                46.5%

*Indicates 1% or less

(1) Includes currently exercisable nonqualified stock options to acquire 8,000 (6,000 for Amelia M. Carroll) shares granted to each nonemployee director pursuant to the Katy Industries, Inc. Nonemployee Director Stock Option Plan.

(2) Includes shares deemed beneficially owned by Wallace E. Carroll Jr., Amelia M. Carroll, and Arthur R. Miller as a result of their position as trustees of certain trusts for the benefit of members of the Wallace E. Carroll family. (See Note 4 below and "Security Ownership of Certain Beneficial Owners".) Amounts shown for Amelia M. Carroll, Wallace E. Carroll, Jr., and Arthur R. Miller reflect multiple counting of shares where more than one of such persons is a trustee of a particular trust and is required to report beneficial ownership of shares held by such trust. Amounts shown for all directors and executive officers as a group do not, however, reflect multiple counting of such shares.

(3) See notes (2) and (3) under "Security Ownership of Certain Beneficial Owners' for information concerning the beneficial ownership of shares by Wallace E. Carroll, Jr. and Amelia M. Carroll, respectively.

(4) Arthur R. Miller holds 31,352 shares directly and options to acquire 25,500 shares exercisable within 60 days. Arthur R. Miller is a trustee of trusts for the benefit of Wallace E. Carroll, Jr. and his descendants holding 650,647 shares in the aggregate. Certain of such trusts are stockholders of CRL, Inc. and may be deemed to beneficially own 2,073,436 shares held by CRL, Inc. Arthur R. Miller is also a trustee of trusts for the benefit of Denis H. Carroll and his descendants holding 394,921 shares in the aggregate. Arthur R. Miller is also a trustee of trusts for the benefit of Lelia Carroll and her descendants holding 60,000 shares in the aggregate. Arthur R. Miller is a co-trustee of The Holden Foundation that holds 2,057 shares. Arthur R. Miller disclaims beneficial ownership of all shares beneficially owned by the trusts and foundation described above.

(5) Lester I. Miller, a Director of the Company, is the beneficiary of a trust which own 53.926% of Newcastle Industries, Inc. ("Newcastle"). Newcastle owns all of the preferred interest in Contico International, L.L.C., of which the Company owns all of the common interest. Certain family members of Lester I. Miller beneficially own the remaining interest in Newcastle through the Lester Miller Revocable Trust, the Bill Miller Revocable Trust and the Lester Miller Investment Trusts. Subject to the terms and conditions of a Members Agreement dated as of January 8, 1999 (the "Members Agreement"), by and between Katy and Newcastle, Newcastle's interest in Contico is exchangeable for 1,566,667 shares of the Company's common stock at $21 per share on the earlier to occur of
     (i) January 8, 2001 or (ii) a change in control of Katy or Contico (as defined in the Members Agreement).

(6) Includes, for each individual, options to acquire the following number of shares within 60 days: John R. Prann, Jr., 57,000; Glenn W. Turcotte, 19,125; Robert M. Baratta, 20,500; Roger G. Engle, 8,425; Larry D. Hudson, 5,375; Peter S. More, 9,750; Stephen P. Nicholson, 4,875.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table and notes set forth as of April 2, 1999, certain information regarding the beneficial ownership of those persons or entities, including certain members of the family of Wallace E. Carroll, former Chairman of the Board of Katy, since deceased (the "Carroll Family"), and related persons and entities, who are known to be the beneficial owners of more than five percent (5%) of the Common Stock of Katy. Reference should be made to the notes below for a description of the nature of the beneficial ownership reported in the table below.

                                Amount and Nature                     Percent
Name and Address                  of Beneficial                         of
Of Beneficial Owner                 Ownership            Notes         Class

Wallace E. Carroll, Jr. and
the WEC Jr. Trusts
c/o CRL, Inc.
6300 S. Syracuse Way, Suite 300
Englewood, CO  80111               3,074,695             (1)(2)         36.8%

Amelia M. Carroll and the
WEC Jr. Trusts
c/o CRL, Inc.
6300 S. Syracuse Way, Suite 300
Englewood, CO 80111                3,100,695             (1)(3)         37.1%

Denis H. Carroll and
the DHC Trusts
c/o CRL Industries, Inc.
2345 Waukegan Road,
Suite S-200
Bannockburn, IL 60015                425,952             (1)(4)          5.1%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401               521,600                (5)          6.2%

Gabelli Funds, Inc.
One Corporate Center
Rye, NY  10580-1434                1,550,200                (6)         18.5%


(1) Wallace E. Carroll, Jr., Denis H. Carroll, Barry J. Carroll and Lelia Carroll are the four children of Wallace E. Carroll and Lelia H. Carroll. Wallace E. Carroll, Jr. is a director of Katy. Daniel B. Carroll, who is also a director of Katy, is the first cousin of each of the four children of Wallace E. Carroll and Lelia H. Carroll. Amelia M. Carroll is a Director of Katy and the spouse of Wallace E. Carroll, Jr. In February 1996, members of the Carroll Family completed a reorganization of their jointly held family assets. The reorganization resulted in, among other things, the individual reallocation of Katy shares formerly jointly held by members of the Carroll Family. The amounts shown above for members of the Carroll Family give effect to the reorganization. The amounts shown above, except for Wallace E. Carroll, Jr. and Amelia M. Carroll who are spouses, do not reflect any multiple counting of shares.

(2) Wallace E. Carroll, Jr. directly holds 233,956 shares and options to acquire 8,000 shares. Wallace E. Carroll, Jr. is a trustee of trusts for his benefit and his descendants (the "WEC Jr. Trusts") which collectively hold 710,647 shares. Wallace E. Carroll, Jr. and certain of the WEC Jr. Trusts own all of the outstanding shares of CRL, Inc. which holds 2,073,436 Katy shares. Wallace E. Carroll, Jr. also is a trustee of the Wallace Foundation which holds 32,910 shares. Shares reported as beneficially owned by Wallace E. Carroll, Jr. also include 9,746 shares and options to acquire 6,000 shares directly owned by Mr. Carroll's wife, Amelia M. Carroll.

(3) Amelia M. Carroll directly holds 9,746 shares and options to acquire 6,000 shares. Amelia M. Carroll is a trustee under the WEC Jr. Trusts and the Wallace Foundation. Wallace E. Carroll, Jr. and certain of the WEC Jr. Trusts own all of the outstanding shares of CRL, Inc. which holds 2,073,436 shares. Amelia M. Carroll is also trustee of trusts for the benefit of Lelia Carroll and her descendants holding 26,000 shares in the aggregate. Shares reported as beneficially owned by Amelia M. Carroll also include 233,956 shares and options to acquire 8,000 shares directly owned by Wallace E. Carroll, Jr.

(4) Denis H. Carroll holds 7,898 shares directly. Denis H. Carroll is a trustee of trusts for his benefit and his descendants (the "DHC Trusts") which collectively hold 394,921 shares. Denis H. Carroll is also the general partner of the DHC Partnership Ltd., which holds 21,076 shares, and is a trustee of The Holden Foundation that holds 2,057 shares.

(5) Information obtained from Schedule 13G filed by Dimensional Fund Advisors, Inc. for the calendar year 1998. All shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager.

(6) Beneficial ownership is as reported on Schedule 13D dated June 24, 1997 filed by the Gabelli Funds, Inc. and related parties.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Katy's directors, executive officers and persons who beneficially own greater than 10% of Katy's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"), and copies of such reports with the New York Stock Exchange and Katy. Based solely upon its review of copies of the Section 16 reports, the Company believes that during its fiscal year ended December 31, 1998, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their Section 16 filing requirements.

                                      EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the years ending December 31, 1998, 1997 and 1996, the cash compensation paid by Katy and its subsidiaries, as well as certain other compensation paid or accrued for those years, to Katy's current
Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                                                     Other        Restricted     Securities
Name and                                             Annual          Stock       Underlying
Principal Position   Year   Salary     Bonus(a)  Compensation(b)     Award         Options
John R. Prann, Jr.   1998  $450,000  $337,500       $63,973        $71,203            -
President and Chief  1997   360,000   231,300        53,680         51,188            -
Executive Officer    1996   315,000   274,050        38,887           -             42,000

Glenn W. Turcotte    1998   325,000   195,000        49,607         38,145            -
Executive Vice       1997   290,000   149,060        40,789         27,422            -
President and Chief  1996   240,000   167,040        32,159           -             22,500
Operating Officer

Arthur R. Miller     1998   325,000   195,000        45,759         38,145            -
Executive Vice
President, Corporate
Development and
General Counsel

Roger G. Engle       1998   245,000   110,250        32,852           -               -
Group Vice           1997   142,500    54,934        22,793           -               -
President,           1996   112,000    58,464        37,958           -              9,750
Electrical/
Electronics

Stephen P. Nicholson 1998   200,000   105,000        27,088         16,539            -
Vice President,      1997   160,000    71,960        24,724         11,876            -
Finance and Chief    1996   118,820    72,361        25,908           -              9,750
Financial Officer


(a) Bonuses for 1998, 1997 and 1996 for the Named Executive Officers were paid 75% in cash and 25% in Common Stock. The Common Stock portion of the bonuses was based on the average stock price ($17.1875) on February 19, 1999, ($18.50) on February 17, 1998 and ($13.6875) on February 20,
    1997, respectively. Under this arrangement, the following shares of Common Stock were granted in lieu of cash for 1998, 1997 and 1996: John
    R. Prann, Jr., 4,909, 3,125 and 5,005 shares, respectively; Glenn W. Turcotte, 2,836, 2,014 and 3,050 shares, respectively; Arthur R. Miller, 2,836, 0 and 0 shares, respectively; Roger G. Engle, 1,603, 0 and 0 shares respectively; Stephen P. Nicholson, 1,527, 972 and 1,321 shares, respectively.

(b) Included in 1998, 1997 and 1996 is the dollar value set aside for the Katy Industries, Inc. Supplemental Retirement and Deferral Plan. For Roger G. Engle, the year 1998 also includes compensation for moving expenses. For Stephen P. Nicholson, the year 1996 also includes the dollar value of the difference between the price paid for shares of Common Stock pursuant to the Katy Industries, Inc. 1994 Key Employee and Director Stock Purchase Plan and the fair market value of such shares on the date of purchase. Also included in 1998, 1997 and 1996 is non-cash compensation consisting of personal use of corporate automobiles, club dues and medical expenses. To the extent used, such benefits are treated as additional wages for withholding and income tax purposes.


OPTION GRANTS TABLE

    There were no individual grants of stock options during 1998 to the Named Executive Officers.

RESTRICTED STOCK GRANT TABLE

    The following table sets forth information concerning individual grants of restricted stock during 1998 to the Named Executive Officers.


                                 % of Total          Potential Realized
                                 Securities            Value at assumed
                  Number of      Granted to         Annual Rates of Stock
                 Securities      Employees            Price Appreciation
Name             Granted(1)    in Fiscal Year      Through January 8, 2002(2)

                                                      5%             10%
John R. Prann, Jr.    6,000       15.9%            $110,717       $119,216

Glenn W. Turcotte     4,000       10.6               73,811         79,477

Arthur R. Miller      4,000       10.6               73,811         79,477

Roger G. Engle        2,000        5.3               36,906         39,739

Stephen P. Nicholson  2,000        5.3               36,906         39,739


(1) Restricted shares granted vest 25% per year commencing on January 8, 1999.

(2) Stock that vested on January 8, 1999 is valued at $17.125 per share. Stock which vests January 8, 2000, January 8, 2001 and January 8, 2002 is valued at assumed annual rates of stock price appreciation of 5% and 10%.




    The following table sets forth the value of in-the-money options at year end. No options were exercised during 1998.

                           Aggregate Fiscal Year-End Option Values
                            Number of
                           Securities                     Value of
                           Underlying                   In-the-Money
                           Options at                    Options at
                            Year End                      Year End

Name               Exercisable    Unexercisable   Exercisable   Unexercisable


John R. Prann, Jr.    53,250        31,750         $368,338      $183,994

Glenn W. Turcotte     28,500        17,000          197,081        98,488

Arthur R. Miller      24,000        15,500          158,550        85,644

Roger G. Engle         7,925         6,275           52,030        33,230

Stephen P. Nicholson   4,875         4,875           21,316        21,316

SUPPLEMENTAL RETIREMENT AND DEFERRAL PLAN

    On April 21, 1995, the Board of Directors approved the Katy Industries, Inc. Supplemental Retirement and Deferral Plan (the "Supplemental Plan"). Among other things, the Supplemental Plan allocated among select participants a portion of a $2,500,000 retirement accrual recorded on the books of the Company. The allocation was completed considering past service, salary at December 31, 1994 and prior retirement benefits, with a stated minimum dollar amount allocated to each participant. These prior service allocations earn interest at a rate of 4% per year. In addition to the above, the Supplemental Plan includes profit sharing, bonus and salary deferrals. The balances will be paid out on the later of the participant's retirement or upon reaching age sixty-two (62). At such time, the amount allocated to a participant will be paid out in five (5) relatively equal annual installments. The entire allocation is subject to a lump sum payout upon a participant's death or permanent disability. Amounts included in the Supplemental Plan for each of the Named Executive Officers as of December 31, 1998 are as follows: John R. Prann, Jr., $322,662; Glenn W. Turcotte, $651,911; Arthur R. Miller, $281,414; Roger G. Engle $57,010; and Stephen Nicholson, $56,702.

SEVERANCE AGREEMENTS


    On January 17, 1996, the Board of Directors adopted and approved a compensation and benefits assurance program for eight of Katy's key officers. The program became effective January 1, 1996 and generally provides for certain severance benefits following an involuntary termination without cause that occurs within two years following a "Change in Control" of the Company or following a deemed constructive termination that occurs within two years following a "Change in Control" of the Company. A "Change in Control" is defined as follows: (i) if any person (other than those persons in control on the effective date) becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding shares; (ii) if during any period of two consecutive years, individuals who, at the beginning of such period constitute the Board, cease to constitute a majority thereof; or (iii) if the stockholders of the Company approve (a) a plan of liquidation of the Company,
(b) an agreement for the sale or disposition of substantially all of the Company's assets, or (c) a merger, consolidation, or reorganization of the Company. Severance benefits payable include either three years of base salary in the case of Tier I participants (John R. Prann, Jr., Glenn W. Turcotte, Arthur R. Miller, and Robert M. Baratta) or two years of base salary in the case of Tier II participants (Roger G. Engle, Larry D. Hudson, Peter S. More, and Stephen P. Nicholson). Severance benefits also include a lump sum payment of annual bonuses, continuation of health care benefits, three years of matching contributions under the Company's 401(k) savings plan (two years in the case of Tier II participants), advancement of legal fees incurred in enforcing rights under the program, out-placement assistance and a `gross-up' payment for any excise tax payments due by the officer as a result of receipt of the forgoing severance benefits.

COMPENSATION OF DIRECTORS

    For 1998, Directors who were not employees of Katy or its subsidiaries received an annual retainer of $9,000, an option to acquire 2,000 shares of Katy Common Stock, and a stock grant of 500 shares of Katy Common Stock per annum for service on the Board of Directors and up to $2,000 for attendance at each meeting of the Board or a committee thereof. For 1999, Directors will receive an annual retainer of $9,000, an option to acquire 2,000 shares of Katy Common Stock, and a stock grant of 500 shares of Katy Common Stock per annum and up to $2,000 for attendance at each meeting. Directors who are officers are not separately compensated as directors.

    On April 21, 1995, the Board of Directors adopted the Directors' Deferred Compensation Plan effective June 1, 1995 (the "Directors' Deferred Compensation Plan"). Pursuant to the Directors' Deferred Compensation Plan all directors' fees, retainers and other compensation paid for services as a director may be deferred until the respective director's attainment of age 62 or termination of service as a director for any reason, whichever is later. Deferred amounts may be invested in one or more investment alternatives offered by the Company. Distributions of deferred amounts may be made at the election of the director in lump sum or in five annual installments. Each director is given a thirty (30) day period prior to the beginning of a plan year during which an election must be made to participate in the Directors' Deferred Compensation Plan.

    Under the Katy Industries, Inc. Nonemployee Director Stock Option Plan (the "Directors' Stock Option Plan"), each individual who was a nonemployee director on May 20, 1998, received an option to purchase 2,000 shares of the
Company's Common Stock at a price of $18.13 per share.   Under the terms of
the Directors' Stock Option Plan, each nonemployee director receives an annual grant of an option to acquire 2,000 shares on the date immediately following the annual meeting. The exercise price is the fair market value on the date of grant. These options are exercisable at any time during a ten year period from the date of grant.


                           BOARD OF DIRECTORS'
           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") presents the following report on executive compensation:

    The Compensation Committee presently consists of Charles W. Sahlman, Chairman, Jacob Saliba and Daniel B. Carroll. The Compensation Committee makes decisions on executive officer compensation and reports its decisions to the Board of Directors. The Compensation Committee also seeks approval of the Board of Directors on all aspects of compensation for the Chief Executive Officer ("CEO").



COMPENSATION PHILOSOPHY

    The goals of the Company's compensation program are to align the economic interest of executive officers with those of stockholders, including Company financial objectives and market performance. The Compensation Committee seeks to adjust compensation levels, through competitive base salaries and bonus payments, based on individual and Company performance. The Compensation Committee reviews the executive compensation program annually in view of the Company's annual strategic and financial objectives and performance.


COMPENSATION PROGRAM COMPONENTS

    Annual compensation for the Company's CEO and executive officers, including the Named Executive Officers consists of two primary elements, base salary and annual cash bonuses. Salary and bonus levels reflect job responsibility, seniority, Compensation Committee judgments of individual effort and performance and the Company's financial and market performance, in light of the competitive environment in which the Company operates.

    Annual cash compensation is also influenced by the compensation practices of comparable companies so that the Company remains reasonably competitive in the market. While competitive pay practices are viewed as important, the Compensation Committee believes that the most important considerations in setting annual compensation are individual merit and the Company's financial and market performance. In considering the Company's financial and market performance, the Compensation Committee reviews, among other things, net income, cash flow, working capital and revenues of the Company and share price performance relative to comparable companies and historical performance.

    In late 1994, the Company engaged an independent consulting firm to advise the Company on executive compensation issues. Based in part upon recommendations of the consultant, in April 1995, the Compensation Committee approved, and the Board of Directors thereafter approved and adopted, three new programs of compensation for key management. These programs include an Annual Bonus Plan, a Long-Term Incentive Plan and a Supplemental Retirement and Deferral Plan.

    The Annual Bonus Plan, which was effective as of January 1, 1995, establishes target bonus opportunities stated as a percentage of annual base salary for recommended key employees each year, including the CEO and the Named Executive Officers. If 100% of pre-established performance goals are met, the target bonus opportunity will be achieved by the employee. A higher or lower bonus can be earned if performance exceeds or falls short of targeted levels. The performance goals for 1999 are based on two financial measures for each division and for corporate: operating income (with a 60% weighting) and cash flow (with a 40% weighting).

    The Supplemental Plan, among other things, allows participants to voluntarily defer up to 100% of their annual bonus and up to 50% of their base salary until retirement or employment termination. The Supplemental Plan allows the Company to make a profit sharing allocation to all accounts of participants in an aggregate amount equal to two percent (2%) of adjusted pre-tax income, as determined by the Compensation Committee. Voluntary deferrals and profit sharing allocations are invested at the election of the employee in four investment alternatives offered by the Company.


    The Long-Term Incentive Plan allows the Compensation Committee to provide equity-based compensation (including stock options, restricted stock awards and stock appreciation rights) as a third element of the Company's annual compensation program. The Compensation Committee believes the Long-Term Incentive Plan enables the Company to more closely align management compensation with stockholder interests.

    The 1997 Long-Term Incentive Plan (the "Incentive Plan") became effective as of December 9, 1997, after approval by shareholders at the 1998 Annual Meeting. The Incentive Plan, which will terminate ten years after its effective date, allows the Board of Directors to provide compensation in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units or shares, and other incentive awards including cash bonuses, contingent upon the share price of the Company reaching certain goals set forth in the Incentive Plan. The Board of Directors believe that the purpose of the Incentive Plan is to optimize the growth and profitability of the Company through incentives to employees which are consistent with the Company's goals and which link the personal interests of the employees to those of the Company's stockholders. The Incentive Plan is also intended to provide flexibility to the Company in its ability to attract, motivate, and retain the services of employees and other individuals who contribute to the Company's success.

CHIEF EXECUTIVE OFFICER COMPENSATION

    John R. Prann, Jr. became President in April 1993 and CEO in December 1993. Mr. Prann's salary and bonus for 1998 were based upon his experience and qualifications, responsibilities, individual effort and performance and the Company's performance. Mr. Prann's 1998 bonus was paid pursuant to the terms of the Annual Bonus Plan as described above.


SUMMARY

    The Compensation Committee believes that the total compensation program for executive officers of the Company is appropriately related to individual performance and Katy's performance, including financial results of Katy and stockholder value. The Compensation Committee monitors the executive compensation of comparable companies and believes Katy's compensation program is competitive and provides appropriate incentives for Katy's executive officers to work towards continued improvement in Katy's overall performance.

Compensation Committee of the Board of Directors:

        Charles W. Sahlman, Chairman
        Jacob Saliba
        Daniel B. Carroll


              COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following is a description of certain relationships that exist with regard to certain members of the Compensation Committee and certain of Katy's executive officers who also serve or served as executive officers of, or transacted business with, Katy, its subsidiaries or certain related entities.

    The current members of the Compensation Committee are Charles W. Sahlman, Jacob Saliba and Daniel B. Carroll.

    During 1998, Charles W. Sahlman served as President of Bee Gee Holdings, Inc. ("Bee Gee") (43% owned by Katy and 57% owned by Sahlman Seafoods, Inc., a corporation owned by Mr. Sahlman, his family members and various employees of Sahlman Seafoods, Inc.) Mr. Sahlman is also a former Executive Vice President of Katy. The Company and Bee Gee sold their interests in C.E.G.F.
(USA), Inc. in June 1998. Bee Gee owned 5% of CEGF and realized a pre-tax gain of approximately $475,000 on the sale of CEGF.

    Jacob Saliba was the Chief Executive Officer of Katy from 1988 to 1993.

    John R. Prann, Jr., Katy's President and CEO, served as President of CRL, Inc., which is wholly owned by Wallace E. Carroll, Jr. and the WEC Jr. Trusts, until December 31, 1994 and as director of CRL until January 31, 1995. Wallace E. Carroll, Jr., a director of Katy, also serves as Chairman and Vice President of CRL. John R. Prann, Jr. is a participant in the Katy Industries, Inc. 1994 Key Employee and Director Stock Purchase Plan.
Pursuant to the terms of such plan, Mr. Prann obtained a loan from the Company in the amount of $97,050 in connection with his purchase of shares of the Company's Common Stock under the plan in September 1994. Such loan bears interest at the applicable federal short-term rate, payable semi-annually and adjusted semi-annually

                                 STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Russell 2000 and the cumulative total return of the S&P Manufacturing Diversified for the fiscal years ending December 31, 1993 through 1998. The graph below assumes $100 invested, including reinvestment of dividends, on December 31, 1993.


Comparison Of Five Year Cumulative Total Return


[STOCK PRICE PERFORMANCE GRAPH INSERTED HERE]



                             1993    1994    1995    1996     1997     1998

Katy Industries, Inc.         100      77      86     138      197      173

Russell 2000                  100      98     126     147      180      179

S&P Manufacturing Diversified 100     104     146     201      239      277







                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Lester I. Miller, a Director of the Company, is the beneficiary of a trust which own 53.926% of Newcastle Industries, Inc. ("Newcastle"). Newcastle owns all of the preferred interest in Contico International, L.L.C., of which the Company owns all of the common interest. Certain family members of Lester I. Miller beneficially own the remaining interest in Newcastle through the Lester Miller Revocable Trust, the Bill Miller Revocable Trust and the Lester Miller Investment Trusts. Subject to the terms and conditions of a Members Agreement dated as of January 8, 1999 (the "Members Agreement"), by and between Katy and Newcastle, Newcastle's interest in Contico is exchangeable for 1,566,667 shares of the Company's common stock at $21 per share on the earlier to occur of (i) January 8, 2001 or (ii) a change in control of Katy or Contico (as defined in the Members Agreement).

    Lester I. Miller and Newcastle are parties to several lease contracts with Contico for use in the business of Contico. The leases are for various terms for up to twelve years. Total annual payments for leases with Lester I. Miller and Newcastle are approximately $1,500,000 and $4,700,000 respectively.

    During 1998, Charles W. Sahlman served as President of Bee Gee Holdings, Inc. ("Bee Gee") (43% owned by Katy and 57% owned by Sahlman Seafoods, Inc., a corporation owned by Mr. Sahlman, his family members and various employees of Sahlman Seafoods, Inc.) Mr. Sahlman is also a former Executive Vice President of Katy. The Company and Bee Gee sold their interests in C.E.G.F.
(USA), Inc. in June 1998. Bee Gee owned 5% of CEGF and realized a pre-tax gain of approximately $475,000 on the sale of CEGF.

    John R. Prann, Jr., the Company's President and CEO is a participant in the Katy Industries, Inc. 1994 Key Employee and Director Stock Purchase Plan. Pursuant to the terms of such plan, Mr. Prann obtained a loan from the Company in the amount of $97,050 in connection with his purchase of shares of the Company's Common Stock under the plan in September 1994. Such loan bears interest at the applicable federal short-term rate, payable semi-annually and adjusted semi-annually.


                         RATIFICATION OF INDEPENDENT AUDITORS

    On March 30, 1998, the Company dismissed Deloitte & Touche LLP as Independent Public Accountants. The decision was approved by the Audit Committee of the Company's Board of Directors.

    Deloitte & Touche LLP's reports on the consolidated financial statements for the Company's fiscal years ended December 31, 1997 and December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles.

    Deloitte & Touche LLP has advised the Company that a disagreement occurred between the Company's management and Deloitte & Touche LLP in connection with the 1997 audit. The disagreement concerned the accounting for and presentation of the results of operations for those subsidiaries and divisions of Katy that are a part of the reorganization plan that was approved by the Company's Board of Directors on December 31, 1997 and announced on January 5, 1998. The disagreement was resolved to the satisfaction of Deloitte & Touche LLP during the December 31, 1997 audit of the consolidated financial statements. The Audit Committee of the Board of Directors discussed the disagreement and the subject matter of the disagreement with Deloitte & Touche LLP. The Company has authorized Deloitte & Touche LLP to respond fully to any inquiries concerning the disagreement and the subject matter of the disagreement by the successor public accountant.

    The Board of Directors has selected Arthur Andersen LLP to audit the accounts of the Company for the current fiscal year. Arthur Andersen LLP was the firm of independent auditors selected by the Board of Directors to audit the accounts of the Company for the 1998 fiscal year. It is intended that the shares represented by proxies will be voted FOR the ratification of the selection of Arthur Andersen LLP unless otherwise specified in the space provided in the proxy. In the event that the shareholders fail to ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the current year, the Board of Directors would reconsider such selection.

    A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if so desired and to answer appropriate questions from the floor.


                                     OTHER MATTERS

    As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented to the meeting other than the election of directors. However, if other matters come before the meeting, it is the intention of the persons named on the accompanying proxy to vote on such matters in accordance with their best judgment. On January 17, 1996, Katy's Board of Directors adopted an advance notice bylaw provision requiring that stockholder proposals to be made at any annual meeting be received by the Company not less than 50 days nor more than 90 days prior to the annual meeting. No such stockholder proposals were received for the 1999 Annual Meeting.

                     PROPOSALS OF STOCKHOLDERS FOR 2000 ANNUAL MEETING

    Proposals that stockholders intend to present for inclusion in the Proxy Statement for the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company at its executive offices, 6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111, not less than 50 days nor more than 90 days prior to the 2000 Annual Meeting to be considered for inclusion in the proxy materials for the 2000 Annual Meeting.


                                          By Order of the Board of Directors
                                          KATY INDUSTRIES, INC.



                                          /S/ Arthur R. Miller
                                          Arthur R. Miller
                                          Secretary

April 12, 1999